EXHIBIT 16.1

November 22, 2006

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:      Resignation as Independent Auditor

Ladies and Gentlemen:

We are the former independent auditor of Universal Express, Inc. (the “Company”). We have read the Company’s current report on Form 8-K/A (the “Form 8-K/A”) dated November 22, 2006, and we agree with the disclosure about us contained in the Form 8-K/A. We have no basis to agree or disagree with other statements of the Company contained in the Form 8-K/A.

Very truly yours,

/s/ Durland & Company, CPAs, P.A

Durland & Company, CPAs, P.A.